Exhibit 5.1

June 13, 2019

Barclays PLC

1 Churchill Place

London E14 5HP

Ladies and Gentlemen:

We have acted as special U.S. counsel to Barclays PLC, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-223156) of £1,000,000,000 7.125% fixed rate resetting perpetual subordinated contingent convertible securities (callable June 15, 2025 and every five years thereafter) (the “Securities”), to be issued under an indenture dated as of August 14, 2018 (the “Base Indenture”), among the Company, The Bank of New York Mellon, London Branch, as trustee and paying agent (the “Trustee”), and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “Registrar”), as supplemented by a third supplemental indenture dated as of June 13, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and the Registrar. Such registration statement, as amended as of its most recent effective date (June 6, 2019), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, is herein called the “Registration Statement.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Base Indenture;

(c)	an executed copy of the Supplemental Indenture; and

(d)	a copy of the Securities in global registered form (the “Global Security”) as executed by the Company and authenticated by the Trustee.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

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In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, binding effect or enforceability of Sections 5.04(d) and 12.01 of the Base Indenture (and the corresponding provision in the Global Security), which are governed by English law.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by English law, we have relied on the opinion of Clifford Chance LLP dated June 13, 2019, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Company’s Form 6-K dated June 13, 2019.

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We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated June 6, 2019 relating to the Securities under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner